Exhibit 99.1

          Catalyst Semiconductor Reports 2nd Quarter Results


    SANTA CLARA, Calif.--(BUSINESS WIRE)--Nov. 30, 2006--Catalyst
Semiconductor, Inc. (NASDAQ:CATS), a developer and marketer of programmable and analog/mixed signal products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets, today reported financial results for its second quarter ended October 31, 2006.

    For the second quarter ended October 31, 2006, Catalyst had net income of $176,000, or $0.01 per diluted share, on net revenues of $16.3 million. This compares with net income of $927,000, or $0.05 per diluted share, on net revenues of $16.9 million in the second quarter ended October 31, 2005. For the first quarter ended July 31, 2006, Catalyst reported a net loss of ($259,000), or ($0.02) per share, on net revenues of $15.2 million.

    Net revenues from analog/mixed signal products were $1.3 million, or 7.9% of net revenues, in the second quarter ended October 31, 2006, compared to $1.2 million, or 7.3% of net revenues, in the second quarter ended October 31, 2005 and $1.4 million, or 9.4% of net revenues, in the first quarter ended July 31, 2006.

    Gross margin for the second quarter ended October 31, 2006 was 35.5%, compared with 38.0% for the second quarter ended October 31, 2005 and 32.2% for the first quarter ended July 31, 2006. The gross margin increase from the previous quarter is primarily attributable to sales of lower cost inventory and increased manufacturing efficiency due to the higher product volume shipped.

    Research & Development expense was $1.9 million for the second quarter ended October 31, 2006, compared to $2.0 million and $1.9 million for the quarters ended October 31, 2005 and July 31, 2006, respectively. Research & Development expenses included stock option related compensation expense of $176,000 and $183,000 for the second and first quarters of 2007, respectively.

    Sales, General and Administrative expense was $3.8 million for the second quarter ended October 31, 2006, compared to $3.4 million and $3.9 million for the quarters ended October 31, 2005 and July 31, 2006, respectively. The increase from the year ago quarter is principally attributable to compensation expense of $339,000 associated with stock option grants to sales, marketing and administrative personnel while the first quarter included compensation expense for options of $413,000.

    Total stock option related compensation expense was $528,000 for the second quarter ended October 31, 2006 as compared to $608,000 in the first quarter ended July 31, 2006. The reduction is primarily due to the $107,000 expense recorded in the first quarter for the annual grant of stock options to the board of directors. This is a new cost in the company's statement of operations in fiscal 2007, which is a result of the adoption of FAS123R effective at the beginning of this fiscal year.

    Catalyst recorded a tax provision of $171,000, or 49.2% of income before taxes during the quarter ended October 31, 2006. This compares to a tax provision of $449,000 in the quarter ended October 31, 2005 and a tax benefit of $339,000 in the quarter ended July 31, 2006.

    As of October 31, 2006, Catalyst had cash, cash equivalents and short-term investments of $24.0 million as compared to $29.1 million as of April 30, 2006. The decrease of $5.1 million was primarily due to an increase of $1.8 million in accounts receivable, the purchase of $831,000 of additional inventory, stock repurchases of $417,000 and the acquisition of $2.9 million in fixed assets, including $1.9 million for refurbishment of the company's headquarters facility located in Santa Clara, California, to which Catalyst relocated in August of 2006.

    Management Comments & Outlook

    "We are encouraged to see that our product margins increased over the previous quarter, particularly in the memory product lines. We believe this is attributable to our ongoing transition to .35 micron products and other cost cutting measures that we hope to see have a further positive effect on our margins in the future," said Gelu Voicu, president and chief executive officer.

    "Another sign of progress is that during the quarter, Catalyst introduced its first series of proprietary analog products, the Quad Mode(TM) LED drivers. This innovative product series brings a new level of efficiency to battery operated displays while saving manufacturing costs over competitive designs," he added.

    Additional Events

    The board of directors of Catalyst authorized the repurchase of 1,000,000 additional shares under the company's stock repurchase program. During the second quarter ended October 31, 2006, a total of 118,800 shares were repurchased under the company's continuing stock repurchase program for a total repurchase cost of $417,000, an average of $3.51 per share.

    Investor Conference Call

    Catalyst will conduct a conference call regarding the second fiscal quarter results beginning at 2:00 p.m. (Pacific Time) today. The call will be available to all investors and media via the company's website at www.catsemi.com, or by dialing (877) 754-9851 (domestic). International callers may dial (706) 643-1107. A replay of the call will be aired from approximately 5:00 p.m. today until midnight (Pacific Time) on December 7, 2006 at the company's website or by dialing (800) 642-1687 (domestic) or (706) 645-9291
(international), entering reservation number 2952211 and following operator instructions.

    About Catalyst Semiconductor

    Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Santa Clara, California. Catalyst is a leading supplier of high performance analog/mixed-signal solutions and nonvolatile memory products used in automotive, aircraft, telecommunications, computation, industrial and consumer markets. The company designs and markets a broad range of analog/mixed-signal products such as LED Drivers, DC-DC Converters, GPI/O Expanders, Digitally Programmable Potentiometers (DPP(TM)), Microcontroller Supervisory circuits and other analog/mixed-signal products. Programmable products include Serial and Parallel EEPROMs with I2C, SPI and Microwire interfaces, as well as NVRAM and low density Flash Memories. Typical applications include LCD displays, digital cameras, cell phones, automotive instrumentation, modems, wireless LANs, network cards, DIMM modules, digital satellite box receivers, set-top boxes and Internet routers. Catalyst's Quality Management System is ISO 9001:2000 certified. For additional information about Catalyst Semiconductor, visit our website at www.catsemi.com.

    Forward-Looking Statements

    This earnings release contains forward-looking statements, including statements regarding increased product margins attributable to Catalyst's ongoing transition to .35 micron products and other cost cutting measures, and new levels of efficiency in connection with the release of the Quad Mode(TM) LED drivers. These risks and uncertainties, which could cause Catalyst's results to differ materially from the forward-looking statements and include, without limitation: increased competition in the markets for Catalyst's products leading to decreased average selling prices; declining growth of the markets for Catalyst's products; declining market acceptance and demand for Catalyst's products; potential errors, latent defects, design flaws or other problems with any of Catalyst's products; volatility in supply and demand for Catalyst's products, which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity, which are required to meet Catalyst's financial targets and/or meet backlog requirements; timing, future development, cost and market acceptance of Catalyst's new products; increased regulatory requirements and costs of compliance; difficulties in implementation of a supply chain management system or failures in, or problems resulting from, Catalyst's newly-implemented enterprise resource management system; and the other risks detailed from time to time in Catalyst's Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst's Annual Report filed on Form 10-K and Quarterly Reports filed on Form 10-Q. Catalyst disclaims any obligation to update information contained in any forward looking statement.


                     CATALYST SEMICONDUCTOR, INC.
           UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                       October 31, 2006 April 30, 2006
                                       ---------------- --------------
                 ASSETS
Current assets:
  Cash and cash equivalents                     $9,142         $7,730
  Short-term investments                        14,870         21,409
  Accounts receivable, net                      11,257          9,502
  Inventories                                   14,684         14,262
  Other assets                                   3,388          3,255
                                       ---------------- --------------
    Total current assets                        53,341         56,158

Property and equipment, net                     11,331          9,408
Deferred tax assets                              4,759          4,759
Other assets                                        60             95
                                       ---------------- --------------
    Total assets                               $69,491        $70,420
                                       ================ ==============

 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                              $6,288         $7,596
  Accrued expenses                               2,947          3,002
  Deferred gross profit on shipments
   to distributors                               2,053          2,292
                                       ---------------- --------------
    Total current liabilities                   11,288         12,890

Total stockholders' equity                      58,203         57,530
                                       ---------------- --------------
  Total liabilities and stockholders'
   equity                                      $69,491        $70,420
                                       ================ ==============


      UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)

                         Three Months Ended       Six Months Ended
                       ----------------------- -----------------------
                       October 31, October 31, October 31, October 31,
                          2006        2005        2006        2005
                       ----------------------- -----------------------

Net revenues              $16,310     $16,931     $31,535     $31,607

Cost of revenues           10,523      10,493      20,844      19,451
                       ----------- ----------- ----------- -----------
Gross profit                5,787       6,438      10,691      12,156

Operating expenses:
   Research and
    development             1,937       1,976       3,826       3,801
   Selling, general and
    administration          3,828       3,352       7,760       6,716
                       ----------- ----------- ----------- -----------
Income (loss) from
 operations                    22       1,110        (895)      1,639

Interest income, net          325         266         644         479
                       ----------- ----------- ----------- -----------
Income (loss) before
 income taxes                 347       1,376        (251)      2,118

Income tax provision
 (benefit)                    171         449        (168)        696
                       ----------- ----------- ----------- -----------

Net income (loss)            $176        $927        $(83)     $1,422
                       =========== =========== =========== ===========

Net income (loss) per
 share:
    Basic                   $0.01       $0.05      $(0.01)      $0.08
                       =========== =========== =========== ===========

    Diluted                 $0.01       $0.05      $(0.01)      $0.08
                       =========== =========== =========== ===========

Weighted average common
 shares: outstanding:
    Basic                  16,284      16,919      16,317      16,785
                       =========== =========== =========== ===========

    Diluted                17,118      18,274      16,317      18,214
                       =========== =========== =========== ===========

    CONTACT: Catalyst Semiconductor, Inc.
             Rosa Vasquez, 408-542-1051 (Investor Relations)
             Facsimile: 408-542-1405
             rosa.vasquez@catsemi.com